EXHIBIT 99.1

Washington Banking Company YTD Profits Jump 50% Year-Over-Year to $7.0 Million;

Second Quarter Profits Climb 30% to $4.0 Million

OAK HARBOR, WA – July 28, 2011 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported consistent profitability from an above average margin, strong operating efficiencies and growing synergies from its acquisitions. Bottom-line profits grew 30% to $4.0 million, or $0.26 per diluted share, in the quarter ended June 30, 2011 and 50% to $7.0 million, or $0.45 per diluted share, in the first half of the year compared to the year ago periods.

As reported in the first quarter, Washington Banking repaid the entire investment, including warrants to purchase shares, made by the US Treasury under the Capital Purchase Program, which eliminated preferred dividend expense in the second quarter. Washington Banking earned $4.0 million, or $0.26 per diluted share, in the second quarter, when no preferred dividends were paid and $7.0 million, or $0.45 per diluted share, in the first half, which included $1.1 million in preferred dividends. Net income totaled $4.1 million in the preceding quarter and $3.5 million in the second quarter a year ago. Net income available to common shareholders totaled $3.0 million, or $0.19 per diluted common share in the 2011 first quarter, and $3.1 million, or $0.20 per diluted common share, in the second quarter a year ago.

“We are also celebrating our 50th Anniversary this year, and we have many people to thank for our success so far,” said Jack Wagner, President and Chief Executive Officer. “We are proud of our growth from a small branch in Coupeville, Washington, to a thirty branch franchise that is one of the most profitable and stable in the region. We could not have made the journey without our dedicated employees, loyal customers, supportive shareholders and great communities.”

Second Quarter 2011 Financial Highlights (as of or for the period ended June 30, 2011)

•         Revenue increased 13.4% to $22.4 million, compared to $19.7 million in the second quarter a year ago.

•         On a consolidated basis, Total Risk-Based Capital to risk-adjusted assets was 19.66% compared to 20.47% last year. The FDIC requires a 10% Total Risk-Based Capital ratio to be considered well-capitalized.

•         Nonperforming non-covered assets/Total assets were 1.83% compared to 2.04% in the preceding quarter.

•         Tangible book value per common share increased to $10.04 compared to $8.60 at June 30, 2010.

•         Net interest margin (NIM) grew 86 basis points to 5.39% from 4.53% in the year ago quarter.

•         Total deposits increased 7% year-over-year to $1.48 billion. High cost time deposits declined 13% year-over year.

•         Low cost demand, money market, savings and NOW accounts totaled $873 million and make up 59% of total deposits.

•         Net non-covered loans totaled $810.6 million, compared to $807.5 million in the preceding quarter and $815.8 million a year ago.

•         The provision for non-covered loan losses was $3.0 million, compared to $2.6 million in the second quarter a year ago.

•         Loan loss reserves increased to 2.34% of non-covered loans, up from 2.04% a year ago.

WBCO Reports 2Q11 Profits

July 28, 2011

Acquisitions Update

“The integration of the two acquisitions we made last year has been quite smooth, and we are extremely pleased with the contribution to our profitability and our franchise value,” said Rick Shields, Chief Financial Officer. “We continue to see solid retention of core deposit and reduction in time deposits in the acquired branches as planned. While loan demand remains soft, we believe that the relationships our lenders are building will produce strong results as the recovery begins to emerge.

“The resolution of the distressed portion of the covered loan portfolio continues to progress through a combination of customers refinancing loans with other institutions, regular payments, and the loan work out process,” Shields continued. FDIC covered loan balances declined $41.8 million in the second quarter and $66.3 million from the end of 2010. Covered loans, which are loans that are subject to a loss share arrangement with the FDIC as a result of the two assisted transactions, are shown as a separate line item of the balance sheet and are not included in the net loan totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately per generally accepted accounting principles (GAAP) requirements. Both the FDIC indemnification asset and the covered loan portfolio will decline over time, as the loans mature, payoff, or are otherwise resolved.

Credit Quality

Nonperforming, non-covered loans (NPLs) declined by $1.6 million during the quarter and increased by $22.4 million from the year ago quarter, primarily from land development projects, construction and commercial real estate. “We continue to see the most stress in construction and land development projects, primarily in the northern most part of our Western Washington footprint,” said Joe Niemer, Chief Credit Officer. NPL/Loans dropped to 3.37% at the end of the second quarter from 3.57% in the preceding quarter and grew from 0.67% a year ago. Nonperforming, non-covered assets/Total Assets were 1.83% compared to 2.04% in the preceding quarter and 0.66% a year ago. Non-covered other real estate owned (OREO) was $2.7 million, down 45% from the immediate prior quarter and down from $5.0 million a year ago. Distribution of nonperforming, non-covered assets is shown in the following table:

Non-Covered NPA by location	Island County	King County	Skagit County	Whatcom County	Snohomish County	Total	Percent of total Non-Covered NPA by loan type
(dollars in 000s)
6/30/2011
Commercial loans	$442	$—	$4,097	$—	$—	$4,539	14.82%
Real estate mortgage loans:
One-to-four family residential	297	1,233	354	348	—	2,232	7.29%
Multi-family and commercial	259	—	1,876	623	475	3,233	10.56%
Real estate construction loans:
One-to-four family residential	3,575	—	8,518	5,248	—	17,341	56.63%
Multi-family and commercial	387	—	—	—	—	387	1.26%
Consumer loans:
Direct	220	—	—	—	—	220	0.72%
Other Real Estate Owned	272	—	743	1,656	—	2,671	8.72%
Total	$5,452	$1,233	$15,588	$7,875	$475	$30,623	100.00%

Percent of total Non-Covered NPA by location	17.80%	4.03%	50.90%	25.72%	1.55%	100.00%

Washington Banking booked a $3.0 million provision for loan losses on non-covered loans, which exceeded net charge-offs by $169,000 in the second quarter and brought the allowance for loan losses to $19.4 million up from $17.0 million in the second quarter a year ago. Total net charge-offs were $2.8 million in the second quarter, or 1.37% of average loans on an annualized basis, and $2.6 million, or 1.26% of average loans in the linked quarter, compared to $2.0 million, or 0.99% of average loans, in the second quarter a year ago. The reserve for loan losses increased to 2.34% of non-covered loans from 2.33% at the end of March 2011 and 2.04% a year ago.

WBCO Reports 2Q11 Profits

July 28, 2011

Balance Sheet

Total assets were $1.68 billion at the end of the first and second quarters of 2011, compared to $1.60 billion in the year ago quarter. Total non-covered loans were $830.0 million compared to $826.7 million at March 31, 2011, and down from $832.7 million at the end of June 30, 2010. The non-covered loan portfolio is well diversified with commercial and industrial loans making up 19% and residential mortgages accounting for 5% of the portfolio. Owner-occupied commercial real estate loans represent approximately 24% of the portfolio and non-owner occupied commercial real estate loans account for approximately 20% of loans. Indirect consumer loans account for 10% of the portfolio and other consumer loans account for 10%. Construction and land development loans for residential properties represent 8% and commercial construction and land development loans represent 4% of the portfolio.

Net covered loans totaled $298.5 million and covered OREO totaled $32.7 million at June 30, 2011, compared to $340.3 million and $28.8 million, respectively, at the end of the first quarter.

Total deposits declined slightly from the preceding quarter and grew 7% year-over-year to $1.48 billion at June 30, 2011, compared to $1.38 billion a year ago. Noninterest-bearing demand deposits increased 20% year-over-year, representing 13% of total deposits. Year-over-year, money market accounts increased 30% and now comprise 24% of total deposits; time deposits declined 13% to $610 million and account for 41% of total deposits. Core deposits, excluding time deposits over $100,000, represent 59% of all deposits. “We continue to have no brokered certificates of deposits other than the CDARS (Certificate of Deposit Account Registry Service) program, which provides additional sources of insurance for local customers,” said Shields. “Because we only take CDARS from customers in our existing footprint, we consider them as part of our core deposit base.”

Shareholders’ equity decreased 2% to $161.3 million compared to $164.7 million a year ago, reflecting the Jan. 12, 2011 redemption of the 26,380 preferred shares, as well as the redemption of the associated stock warrants, issued to the US Treasury in January 2009. Tangible book value per common share was $10.04 at June 30, 2011, compared to $8.60 a year ago.

Operating Results

Revenue for the second quarter was $22.4 million, compared to $23.3 million in the preceding quarter and $19.7 million in the second quarter a year ago. For the first six months of 2011, revenue grew 40% to $45.6 million from $32.5 million in the first half a year ago. In the second quarter, net interest income, before the provision for loan losses, increased 1% to $19.5 million from the linked quarter of $19.3 million and grew 26% from $15.5 million a year ago. Interest income from covered loans contributed $8.4 million to second quarter revenues and $16.7 million to year to date revenues.

The accelerated collection on the covered asset portfolio generated a $500,000 gain on disposition of those assets, which was more than offset by a $1.7 million change in the FDIC indemnification asset in the second quarter of 2011. In the prior quarter, noninterest income was augmented by $2.3 million in the gain on disposition of covered assets and $1.3 million related to the change in the FDIC indemnification asset. Noninterest income in the second quarter was also boosted by $700,000 gain reflected in other income generated from the sale of the merchant card processing portfolio to a new provider. “We were able to negotiate a more competitive product from the new provider that will enhance service to customers and provided a nice benefit to us in the quarter,” said Wagner.

Washington Banking’s net interest margin declined 3 basis points from the preceding quarter to 5.39% and expanded 86 basis points from 4.53% in the year ago quarter. For the first half of 2011 the net interest margin was 5.41%, compared to 4.56% in the first half a year ago. “Our margin benefits from the contribution of the acquired loan portfolio, which had an average yield of 10.02% during the first half of 2011, but can be somewhat variable from one quarter to the next,” Shields noted.

WBCO Reports 2Q11 Profits

July 28, 2011

Operating expenses declined 3% from the preceding quarter, primarily due to the declines in covered OREO expenses and consulting fees, but increased 15% from the year ago quarter reflecting the additional personnel costs that resulted from the acquisitions. Operating expenses were $13.7 million in the second quarter, compared to $14.1 million in the preceding quarter and $11.9 million in the second quarter a year ago. Year to date operating expenses increased 41% to $27.7 million from $19.7 million in the first half of 2010, reflecting franchise growth and $1.8 million in covered and noncovered OREO collection expenses, which were up from $664,000 a year ago.

Conference Call Information

Management will host a conference call on Friday, July 29, 2011 at 10:00 a.m. Pacific Time (1:00 p.m. ET) to discuss the quarterly and year-over-year financial results. The call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9835 at 10:00 a.m. PT for conference ID #4451938. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 30 full-service branches located in six counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies. Washington Banking was the only company in the Pacific Northwest that ranked in the top 100 best performing community banks between $500 million and $5 billion in assets by SNL Financial in 2010, and joined the Keefe, Bruyette &Woods 2010 Bank Honor Roll, based on its superior 10-year track record. www.wibank.com

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as the transition of CityBank and/or North County Bank operations, employees and customers, future operating results, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the inability to retain CityBank and/or North County Bank customers or employees and expenses associated with the integration of acquired bank operations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

WBCO Reports 2Q11 Profits

July 28, 2011

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	June 30,	March 31,	Month	June 30,	Year
	2011	2011	Change	2010	Change
Assets
Cash and Due from Banks	$22,739	$24,349	-7%	$19,474	17%
Interest-Bearing Deposits with Banks	140,505	102,237	37%	135,746	4%
Fed Funds Sold	—	1,100	-100%	8,000	-100%
Total Cash and Cash Equivalents	163,244	127,686	28%	163,220	0%
Investment Securities Available for Sale	186,743	183,378	2%	156,065	20%
FHLB Stock	7,576	7,576	0%	7,174	6%
Loans Held for Sale	2,991	3,455	-13%	4,295	-30%
Loans Receivable	830,038	826,736	0%	832,739	0%
Less: Allowance for Loan Losses	(19,407)	(19,238)	1%	(16,975)	14%
Non-covered Loans, Net	810,631	807,498	0%	815,764	-1%
Covered Loans, Net Allowance for Loan Losses	298,478	340,290	-12%	281,149	6%
Premises and Equipment, Net	37,403	37,715	-1%	25,676	46%
Bank Owned Life Insurance	17,362	17,282	0%	17,156	1%
Goodwill and Other Intangible Assets, net	7,225	7,383	-2%	7,972	-9%
Other Real Estate Owned	2,671	4,845	-45%	4,984	-46%
Covered Other Real Estate Owned	32,690	28,826	13%	14,178	131%
FDIC Indemnification Asset	89,906	96,863	-7%	85,178	6%
Other Assets	20,368	20,590	-1%	16,940	20%
Total Assets	$1,677,288	$1,683,387	0%	$1,599,751	5%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$198,465	$188,583	5%	$165,962	20%
NOW Accounts	224,567	204,836	10%	164,859	36%
Money Market	354,111	367,940	-4%	271,524	30%
Savings	95,483	96,389	-1%	81,252	18%
Time Deposits	610,286	636,765	-4%	700,142	-13%
Total Deposits	1,482,912	1,494,513	-1%	1,383,739	7%

Other Borrowed Funds	—	—	0%	10,000	-100%
Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	7,312	5,975	22%	15,516	-53%
Total Liabilities	1,515,998	1,526,262	-1%	1,435,029	6%
Shareholders' Equity:
Preferred Stock, no par value, 26,380 shares authorized
Series A (Liquidation preference $1,000 per shares); no
shares issued and outstanding at 6/30/11 and 3/31/11
and 26,380 at 6/30/10	—	—	0%	25,164	-100%
Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,343,760 at 6/30/11,
15,333,073 at 3/31/11 and 15,309,318 at 6/30/10	83,982	83,869	0%	84,972	-1%
Retained Earnings	76,780	73,533	4%	53,284	44%
Other Comprehensive Income (Loss)	528	(277)	291%	1,302	-59%
Total Shareholders' Equity	161,290	157,125	3%	164,722	-2%
Total Liabilities and Shareholders' Equity	$1,677,288	$1,683,387	0%	$1,599,751	5%

WBCO Reports 2Q11 Profits

July 28, 2011

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	June 30,	March 31,	Month	June 30,	Year
	2011	2011	Change	2010	Change
Interest Income
Non-covered Loans	12,643	$12,640	0%	$13,342	-5%
Covered Loans	8,421	8,310	1%	4,360	93%
Taxable Investment Securities	808	793	2%	507	59%
Tax Exempt Securities	219	210	4%	170	29%
Other	66	45	47%	95	-31%
Total Interest Income	22,157	21,998	1%	18,474	20%

Interest Expense
Deposits	2,548	2,591	-2%	2,805	-9%
Other Borrowings	—	—	0%	93	-100%
Junior Subordinated Debentures	121	120	1%	121	0%
Total Interest Expense	2,669	2,711	-2%	3,019	-12%

Net Interest Income	19,488	19,287	1%	15,455	26%
Provision for Loan Losses, Noncovered Loans	3,000	3,000	0%	2,550	18%
Provision for Loan Losses, Covered Loans	(318)	—	100%	—	100%
Net Interest Income after Provision for Loan Losses	16,806	16,287	3%	12,905	30%

Noninterest Income
Service Charges and Fees	965	963	0%	826	17%
Electronic Banking Income	824	693	19%	496	66%
Investment Products	383	222	73%	178	115%
Bank Owned Life Insurance Income	81	80	1%	98	-17%
Income from the Sale of Loans	204	338	-40%	204	0%
SBA Premium Income	151	121	25%	206	-27%
Change in FDIC Indemnification Asset	(1,728)	(1,316)	31%	786	-320%
Gain on Disposition of Covered Assets	500	2,270	-78%	733	-32%
Other Income	1,242	361	244%	521	138%
Total Noninterest Income	2,622	3,732	-30%	4,048	-35%

Noninterest Expense
Compensation and Employee Benefits	6,909	6,819	1%	6,528	6%
Occupancy and Equipment	1,571	1,667	-6%	1,338	17%
Office Supplies and Printing	470	432	9%	410	15%
Data Processing	502	470	7%	397	26%
Consulting and Professional Fees	201	444	-55%	131	53%
Intangible Amortization	158	157	1%	191	-17%
Merger Related Expenses	135	119	13%	675	-80%
FDIC Premiums	561	589	-5%	254	121%
Non-covered OREO & Repossession Expenses	341	300	14%	190	79%
Covered OREO & Repossession Expense	349	770	-55%	281	24%
Other	2,474	2,289	8%	1,532	61%
Total Noninterest Expense	13,671	14,056	-3%	11,927	15%

Income Before Income Taxes	5,757	5,963	-3%	5,026	15%
Provision for Income Taxes	1,745	1,887	-8%	1,531	14%
Net Income	4,012	4,076	-2%	3,495	15%
Preferred Dividends	—	1,084	-100%	415	-100%
Net Income Available to Common Shareholders	$4,012	$2,992	34%	$3,080	30%
Earnings per Common Share
Net Income per Share, Basic	$0.26	$0.20	30%	$0.20	30%

Net Income per Share, Diluted	$0.26	$0.19	37%	$0.20	30%

Average Number of Common Shares Outstanding	15,334,000	15,329,000		15,305,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,404,000	15,467,000		15,466,000

WBCO Reports 2Q11 Profits

July 28, 2011

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	For the Six Months Ended		One
($ in thousands, except per share data)	June 30,		Year
	2011	2010	Change
Interest Income
Non-covered Loans	25,283	26,427	-4%
Covered Loans	16,731	4,360	284%
Taxable Investment Securities	1,601	920	74%
Tax Exempt Securities	429	328	31%
Other	111	131	-15%
Total Interest Income	44,155	32,166	37%

Interest Expense
Deposits	5,139	5,308	-3%
Other Borrowings	—	184	-100%
Junior Subordinated Debentures	241	238	1%
Total Interest Expense	5,380	5,730	-6%

Net Interest Income	38,775	26,436	47%

Provision for Loan Losses, Noncovered Loans	6,000	4,700	28%
Provision for Loan Losses, Covered Loans	(318)	—	100%
Net Interest Income after Provision for Loan Losses	33,093	21,736	52%

Noninterest Income
Service Charges and Fees	1,928	1,537	25%
Electronic Banking Income	1,517	1,021	49%
Investment Products	605	228	165%
Bank Owned Life Insurance Income	161	180	-11%
Income from the Sale of Loans	542	345	57%
SBA Premium Income	272	252	8%
Change in FDIC Indemnification Asset	(3,044)	786	-487%
Gain on Disposition of Covered Assets	2,770	733	278%
Other Income	1,603	709	126%
Total Noninterest Income	6,354	5,791	10%

Noninterest Expense
Compensation and Employee Benefits	13,728	10,856	26%
Occupancy and Equipment	3,238	2,365	37%
Office Supplies and Printing	902	701	29%
Data Processing	972	609	60%
Consulting and Professional Fees	645	399	62%
Intangible Amortization	315	191	65%
Merger Related Expenses	254	675	-62%
FDIC Premiums	1,150	506	127%
Non-covered OREO & Repossession Expenses	641	383	67%
Covered OREO & Repossession Expenses	1,119	281	298%
Other	4,763	2,736	74%
Total Noninterest Expense	27,727	19,702	41%

Income Before Income Taxes	11,720	7,825	50%
Provision for Income Taxes	3,632	2,335	56%
Net Income	8,088	5,490	47%
Preferred Dividends	1,084	829	31%
Net Income Available to Common Shareholders	$7,004	$4,661	50%
Earnings per Common Share
Net Income per Share, Basic	$0.46	$0.30	53%

Net Income per Share, Diluted	$0.45	$0.30	50%

Average Number of Common Shares Outstanding	15,332,000	15,301,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,435,000	15,449,000

WBCO Reports 2Q11 Profits

July 28, 2011

FINANCIAL STATISTICS (unaudited)	Quarter Ended		Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
($ in thousands, except per share data)	June 30,		March 31,	December 31,	June 30,	June 30,
	2011		2011	2010	2010	2011	2010
Revenues (1) (2)	$22,365		$23,270	$25,132	$19,725	$45,635	$32,537

Averages
Total Assets	$1,680,799		$1,687,670	$1,750,119	$1,532,238	$1,684,046	$1,283,102
Non-covered Loans and Loans Held for Sale	833,562		835,122	845,794	829,226	834,593	824,926
Covered Loans	319,839		352,663	371,112	252,592	336,606	126,994
Interest Earning Assets	1,468,594		1,461,034	1,512,109	1,388,406	1,465,539	1,181,975
Deposits	1,490,227		1,496,404	1,532,872	1,322,384	1,493,299	1,078,201
Common Shareholders' Equity	$158,604		$156,362	$154,377	$137,217	$158,868	$135,786

Financial Ratios
Return on Average Assets, Annualized	0.96%		0.98%	0.99%	0.91%	0.97%	0.86%
Return on Average Common Equity, Annualized(3)	10.15%		7.76%	10.20%	9.00%	8.89%	6.92%
Efficiency Ratio (2)	61.13%		60.40%	56.70%	60.47%	60.76%	60.55%
Yield on Earning Assets (2)	6.12%		6.18%	5.98%	5.40%	6.15%	5.54%
Cost of Interest Bearing Liabilities	0.81%		0.82%	0.82%	1.01%	0.82%	1.18%
Net Interest Spread	5.31%		5.35%	5.16%	4.39%	5.33%	4.36%
Net Interest Margin (2)	5.39%		5.42%	5.24%	4.53%	5.41%	4.56%

Tangible Book Value Per Share (4)	$10.04		$9.77	$9.71	$8.60	$10.04	$8.60
Tangible Common Equity (4)	9.23%		8.93%	8.77%	8.27%	9.23%	8.27%

	June 30,		March 31,	December 31,	June 30,	Regulatory Requirements
	2011		2011	2010	2010	Adequately- capitalized	Well- capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated	19.66	%(5)	19.04%	20.96%	20.47%	8.00%	N/A
Tier 1 Risk-Based Capital Ratio - Consolidated	18.40	%(5)	17.78%	19.70%	19.21%	4.00%	N/A
Tier 1 Leverage Ratio - Consolidated	10.67	%(5)	10.46%	11.42%	11.38%	4.00%	N/A
Total Risk-Based Capital Ratio - Whidbey Island Bank	18.90	%(5)	18.44%	20.78%	20.05%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank	17.65	%(5)	17.18%	19.52%	18.79%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank	10.31	%(5)	10.10%	11.30%	11.13%	4.00%	5.00%

(1) Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.

(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

(3) Return on average common equity is adjusted for preferred stock dividends.

(4) Please see the reconciliations of shareholders' equity to tangible common equity and total assets to tangible assets, and the related measures that appear elsewhere in this release.

(5) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO Reports 2Q11 Profits

July 28, 2011

NON-COVERED ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
($ in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010
Allowance for Non-Covered Loan Losses Activity:
Balance at Beginning of Period	$19,238	$18,812	$16,464	$18,812	$16,212
Indirect Loans:
Charge-offs	(277)	(348)	(393)	(625)	(798)
Recoveries	245	136	169	381	386
Indirect Net Charge-offs	(32)	(212)	(224)	(244)	(412)

Other Loans:
Charge-offs	(2,992)	(2,551)	(1,926)	(5,543)	(3,840)
Recoveries	193	189	111	382	315
Other Net charge-offs	(2,799)	(2,362)	(1,815)	(5,161)	(3,525)

Total Net Charge-offs	(2,831)	(2,574)	(2,039)	(5,405)	(3,937)
Provision for loan losses, non-covered loans	3,000	3,000	2,550	6,000	4,700
Balance at End of Period	$19,407	$19,238	$16,975	$19,407	$16,975

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized (1)	0.14%	0.93%	0.91%	0.54%	0.77%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized (1)	1.51%	1.30%	1.00%	1.41%	0.99%
Net Charge-offs to Average Total Loans (1)	1.37%	1.26%	0.99%	1.31%	0.97%
	June 30,	March 31,	June 30,
	2011	2011	2010
Nonperforming Non-Covered Assets
Nonperforming Non-Covered Loans (2)	$27,952	$29,520	$5,581
Non-Covered Other Real Estate Owned	2,671	4,845	4,984
Total Nonperforming Non-Covered Assets	$30,623	$34,365	$10,565
Nonperforming Non-Covered Loans to Total Non-Covered Loans (1)	3.37%	3.57%	0.67%
Nonperforming Non-Covered Assets to Total Assets	1.83%	2.04%	0.66%
Allowance for Loan Losses to Nonperforming Non-Covered Loans	69.43%	65.17%	304.18%
Allowance for Loan Losses to Non-Covered Loans	2.34%	2.33%	2.04%

Non-Covered Loan Composition
Commercial	$153,775	$147,436	$139,780
Real Estate Mortgages
One-to-Four Family Residential	44,255	46,764	48,135
Commercial	358,748	350,817	350,837
Real Estate Construction
One-to-Four Family Residential	66,201	68,877	70,019
Commercial	35,832	38,568	39,941
Consumer
Indirect	85,900	88,413	93,663
Direct	83,210	83,662	88,083
Deferred Fees	2,117	2,199	2,281
Total Non-Covered Loans	$830,038	$826,736	$832,739
(1) Excludes Loans Held for Sale

Time Deposit Composition
Time Deposits $100,000 and more	$253,606	$262,783	$270,420
All other time deposits	348,528	365,841	409,249
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	8,152	8,141	20,473
Non-CDARS	—	—	—
Total Time Deposits	$610,286	$636,765	$700,142

(1) Excludes Loans Held for Sale.

(2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

WBCO Reports 2Q11 Profits

July 28, 2011

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP) this press release presents certain non-GAAP financial measures. Management believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP measures in conjunction with the GAAP results as reported.

Operating earnings are not a measure of performance calculated in accordance with GAAP. However, management believes that operating earnings are an important indication of our ability to generate earnings through the Company's fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, management believes that operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates operating earnings may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's GAAP earnings to operating earnings (non-GAAP) for the periods presented:

	Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010

GAAP Earnings Available to Common Shareholders	$4,012	$2,992	$3,080	$7,004	$4,661
Provision for Income Taxes	1,745	1,887	1,531	3,632	2,335
GAAP Earnings Available to Common Shareholders before Provision for Income Taxes	5,757	4,879	4,611	10,636	6,996
Adjustments to GAAP Earnings Available to Common Shareholders
Acquisition-Related Costs	135	119	675	254	675
Accelerated Accretion of Remaining Preferred Stock Discount	—	1,046	—	1,046	—
Operating Earnings Before Taxes	5,892	6,044	5,286	11,936	7,671
Provision for Income Taxes	(2,062)	(2,115)	(1,850)	(4,178)	(2,685)
Net Operating Earnings	$3,830	$3,929	$3,436	$7,758	$4,986

Diluted GAAP Earnings per Common Share	$0.26	$0.19	$0.20	$0.45	$0.30
Diluted Operating Earnings per Common Share	$0.25	$0.25	$0.22	$0.50	$0.32

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in their analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

Neither tangible common equity, tangible assets and tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names. The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods presented:

	June 30,	March 31,	June 30,
($ in thousands, except per share data)	2011	2011	2010

Total Shareholders' Equity	$161,290	$157,125	$164,722
Adjustments to Shareholders' Equity
Preferred Stock	—	—	(25,164)
Other Intangible Assets, net (1)	(7,225)	(7,383)	(7,972)
Tangible Common Equity	154,065	149,742	131,586

Total Assets	$1,677,288	$1,683,387	$1,599,751
Adjustments to Total Assets
Other Intangible Assets, net (1)	(7,225)	(7,383)	(7,972)
Tangible Assets	1,670,063	1,676,004	1,591,779

Common Shares Outstanding at Period End	15,343,760	15,333,073	15,309,318

Tangible Common Equity	9.23%	8.93%	8.27%
Tangible Book Value per Common Share	$10.04	$9.77	$8.60

(1) Other intangible assets, net excludes mortgage servicing rights

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Note: Transmitted on GlobeNewswire on July 28, 2011 at 1:00 p.m. PT.